CERTIFICATE OF AMENDMENT
TO
AGREEMENT AND DECLARATION OF TRUST
OF
DELAWARE GROUP TAX-FREE MONEY FUND

         The undersigned Trustees of Delaware Group Tax-Free Money Fund, a Delaware
statutory trust (the "Trust"), constituting a majority of the Board of Trustees of the Trust, do hereby certify that pursuant to the authority granted to the Trustees in Article VIII, Section 5 of the Agreement and Declaration of Trust of the Trust made as of December 17, 1998, as amended
November 15, 2006 (the "Declaration of Trust"), the Declaration of Trust is hereby amended as follows:

 FIRST. ARTICLE IV, Section 3 of the Declaration of Trust is hereby amended by adding the following at the end thereof:

 The Trustees shall be subject to the same fiduciary duties to which the directors of a
Delaware corporation would be subject if the Trust were a Delaware corporation, the
Shareholders were shareholders of such Delaware corporation and the Trustees were directors of such Delaware corporation, and such modified duties shall replace any fiduciary duties to which the Trustees would otherwise be subject.  Without limiting the generality of the foregoing, all actions and omissions of the Trustees shall be evaluated under the doctrine commonly referred to as the "business judgment rule," as defined and developed under Delaware law, to the same extent that the same actions or omissions of directors of a Delaware corporation in a substantially similar circumstance would be evaluated under such doctrine.  Notwithstanding the foregoing, the provisions of this Declaration of Trust and the By-Laws, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities relating thereto of a Trustee otherwise applicable under the foregoing standard or otherwise existing at law or in equity, are agreed by each Shareholder and the Trust to replace such other duties and liabilities of such
Trustee.

 SECOND. ARTICLE VIII, Section 7 of the Declaration of Trust is hereby amended by deleting such provision in its entirety and replacing it with the following:

 Section 7. Applicable Law.  This Declaration of Trust is created under and is to be governed by and construed and administered according to the laws of the State of Delaware and the applicable provisions of the 1940 Act and the Code; provided, that, all matters relating to or in connection with the conduct of Shareholders' and Trustees' meetings (excluding, however, the
Shareholders' right to vote), including, without limitation, matters relating to or in connection with record dates, notices to Shareholders or Trustees, nominations and elections of Trustees, voting by, and the validity of, Shareholder proxies, quorum requirements, meeting adjournments, meeting postponements and inspectors, which are not specifically addressed in this Declaration of Trust, in the By-Laws or in the DSTA (other than DSTA Section 3809), or as to which an ambiguity exists, shall be governed by the Delaware General Corporation Law, and judicial interpretations thereunder, as if the Trust were a Delaware corporation, the Shareholders were shareholders of such Delaware corporation and the Trustees were directors of such Delaware corporation; provided, further, however, that there shall not be applicable to the Trust, the
Trustees, the Shareholders or any other Person or to this Declaration of Trust or the By-Laws (a)
the provisions of Sections 3533, 3540 and 3583(a) of Title 12 of the Delaware Code or (b) any
provisions of the laws (statutory or common) of the State of Delaware (other than the DSTA)
pertaining to trusts which relate to or regulate (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the indemnification, acts or powers of trustees or other Persons, which are inconsistent with the limitations of liabilities or authorities and powers of the Trustees or officers of the Trust set forth or referenced in this Declaration of Trust or the By-Laws.  The Trust shall be a Delaware statutory trust pursuant to the DSTA, and without limiting the provisions hereof, the Trust may exercise all powers that are ordinarily exercised by such a statutory trust.

 THIRD. This Certificate of Amendment may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned Trustees have duly executed this
Certificate of Amendment as of the 26th day of February, 2009.

PATRICK P. COYNE
Patrick P. Coyne, Trustee

ANN R. LEVEN
Ann R. Leven, Trustee

THOMAS L. BENNETT
Thomas L. Bennett, Trustee

THOMAS F. MADISON
Thomas F. Madison, Trustee

JOHN A. FRY
John A. Fry, Trustee

JANET L. YEOMANS
Janet L. Yeomans, Trustee

ANTHONY D. KNERR
Anthony D. Knerr, Trustee

J. RICHARD ZECHER
J. Richard Zecher, Trustee

LUCINDA S. LANDRETH
Lucinda S. Landreth, Trustee

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